FLANIGAN'S ENTERPRISES, INC.

                             2841 Cypress Creek Road
                         Fort Lauderdale, Florida 33309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 23, 1996

                            Fort Lauderdale, Florida
                                January 29, 1996


To the Stockholders of Flanigan's Enterprises, Inc.,

         Please take notice that the Annual Meeting of Stockholders of Flanigan's Enterprises, Inc. (the "Company") will be held on Friday, February 23, 1996, at 10:00 A.M., at its corporate headquarters, 2841 Cypress Creek Road, Fort Lauderdale, Florida, 33309 to consider and act upon the following matters:

         (1) To elect three directors of the Company to hold office until the 1999 Annual Meeting;

         (2) To approve the selection of independent auditors;

         (3) To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on January 23, 1996, will be entitled to vote at the meeting.

         The Company invites each stockholder to attend the meeting in person. However, whether or not you expect to be present, your cooperation in promptly signing and returning the enclosed proxy in the envelope provided will be appreciated. Regardless of the number of shares you own, your vote is important. If you are present and vote in person at the meeting, the proxy will not be used.

         Management recommends and requests a vote "FOR" the three nominees to the Board of Directors, and "FOR" approval of the independent auditors.

                                               FLANIGAN'S ENTERPRISES, INC.



                                               Mary C. Reymann, Secretary

                          FLANIGAN'S ENTERPRISES, INC.
                             2841 Cypress Creek Road
                         Fort Lauderdale, Florida 33309

                                 PROXY STATEMENT
                                January 29, 1996

                         ANNUAL MEETING OF STOCKHOLDERS

         This proxy statement is furnished in connection with the solicitation by the management of Flanigan's Enterprises, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Friday, February 23, 1996, at 10:00 A.M. at its corporate headquarters, 2841 Cypress Creek Road, Fort Lauderdale, Florida, 33309 or at any adjournment of such meeting.

         Stockholders of record as of the close of business on January 23, 1996 are entitled to vote at the meeting. On that date there were outstanding 934,608 shares of Common Stock ($.10 par value) of the Company, with each entitled to one vote.

         The Company's Annual Report (including the Form 10-KSB filed with the Securities and Exchange Commission) for the fiscal year ended September 30, 1995 is enclosed.

         The accompanying proxy is revocable by the stockholder at any time before it is exercised. Any stockholder attending the meeting may vote in person whether or not a proxy was previously signed. Unless revoked, properly executed proxies will be voted in accordance with specifications therein. Proxies with no specifications will be voted in favor of the proposals. There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the meeting.

         Solicitation of proxies is to be made by use of the mails, and in addition, may be made by directors, officers and regular employees of the Company, either personally or by telephone. The cost of the solicitation will be borne by the Company, including reimbursement of brokerage firms and other custodian or nominees for reasonable expenses incurred in distributing these proxy materials to their beneficiaries.

                              ELECTION OF DIRECTORS


         The By-Laws of the Company provide for a Board of Directors which shall consist of three classes of directors of three directors each. Three directors are to be elected to replace those of the class whose terms expire this year. The three directors to be elected at the annual meeting shall serve for a three-year term expiring in 1999 and until their respective successors are elected and qualified.

         Shares of stock represented by valid proxies received in time for the meeting will be voted for the election of the nominees listed below. It is not anticipated that any of the nominees will be unavailable for election as a director, but in case any of the nominees should become unavailable, the proxies will be voted for such substitute as shall be designated by the Board of Directors. William Patton has been a director since 1990. Germine M. Bell has been a director since 1984 and Patrick J. Flanigan has been a director since 1991.

                                                                                   Shares of
                                                                                   Common Stock
                           Principal Occupation for the                            Beneficially
                           Last Five Years and Certain                 Director    Owned as of         Percent
       Name                Other Directorships                Age      Since       January 23, 1996   of Class
------------------         ---------------------------        ---      --------    ----------------   --------
Term Ending 1999

William Patton             Vice President of Community        73       1990           7,666 (7)           *
                           Relations since 1981, prior
                           thereto Vice President,
                           Lounge Operations

Germaine M. Bell           Former Assistant Secretary         63       1984             --               --
                           of the Company

Patrick J. Flanigan        Vice President of B.D. 43          35       1991          20,775 (2)           1.9
(1)                        Corporation, a Franchisee
                           since 1985

                DIRECTORS CONTINUING IN OFFICE AFTER THE MEETING

                                                                                   Shares of
                                                                                   Common Stock
                           Principal Occupation for the                            Beneficially
                           Last Five Years and Certain                 Director    Owned as of         Percent
       Name                Other Directorships                Age      Since       January 23, 1996   of Class
------------------         ---------------------------        ---      --------    ----------------   --------
Term Ending 1997

Charles E. McManus         Certified Manufacturing            81       1982              11,462            1.1
                           Engineer and Independent
                           Sales Representative for Food
                           Service Equipment Co.,
                           Baltimore, MD, President of
                           Preferred Food Purveyors,
                           Inc. Baltimore, MD.

Mary C. Reymann            Financial Vice President and       71       1982               7,766 (7)         *
                           Secretary of the Company

James G. Flanigan          Vice President of Twenty-          31       1991              24,900 (3)        2.3
(1)                        Seven Birds Corporation, a
                           Franchisee since 1985

Term Ending 1998

Joseph G. Flanigan         Chairman of the Board              66       1960             323,428 (4)       30.4
                           President and Chief Executive
                           Officer of the Company

Jeffrey D. Kastner         Principal, law firm of Jeffrey     42       1985             100,500  (5)(8)    9.4
                           D. Kastner, P.A. since 1985,
                           and General Counsel and
                           Assistant Secretary of
                           the Company

Charles F. Kuhn            Former Vice President of           66       1985                --              --
                           Package Operations, Package
                           Store Manager since 1992, of
                           Big Daddy's #14, Inc. a
                           Franchisee

Total shares beneficially owned by all directors
and executive officers as a group (ten in number)                                       459,073 (4)(6)(9) 43.2

-----------------------------
* Less than 1%

(1) James G. and Patrick J. Flanigan are the sons of the Chairman of the Board.

(2) Includes 16,100 shares owned by a trust which Mr. Patrick J. Flanigan is one of three trustees and a beneficiary.

(3) Includes 16,100 shares owned by a trust of which Mr. James G. Flanigan is one of three trustees and a beneficiary.

(4) Includes  options to acquire 46,450 shares of common stock,  see Notes (2) &
    (3) to Cash Compensation Table. Includes 16,100 shares owned by a trust of which the spouse of the Chairman of the Board is one of three trustees and 1,200 shares owned by grandchildren of the Chairman of the Board.

(5) Includes 80,500 shares owned equally by five trusts of which Mr. Kastner is one of three trustees. The five trusts include the trusts of Mr. Patrick J. Flanigan (See Note (2) above) and Mr. James G. Flanigan (See Note (3) above) and the 16,100 shares owned by each trust.

(6) Includes 48,300 shares owned equally by the three trusts of which Mr. Kastner is one of the three trustees. The 16,100 shares of stock owned by each of the trusts of Mr. Patrick J. Flanigan (See Note (2) above) and Mr. James G. Flanigan (See Note (3) above) are included in the calculation of beneficial stock ownership of those individuals only. The 16,100 shares of stock owned by a trust of which the spouse of the Chairman of the Board is one of three trustees is not included, as that stock is already included in the calculation of beneficial ownership of Mr. Kastner.

(7) Includes options to acquire 5,000 shares of common stock pursuant to the Company's Key Employee Incentive Stock Option Plan.

(8) Includes options to acquire 20,000 shares of Common Stock pursuant to the Company's Key Employee Incentive Stock Option Plan.

(9) Includes  options to acquire 10,000 shares of Common Stock granted to Edward
    A. Doxey, Treasurer of the Company, pursuant to the Company's Key Employee Incentive Stock Option Plan.


The Board of Directors met three times during the past fiscal year and each director attended those meetings of the Board and its committees. Each director who is not a full time employee of the Company receives an annual director's fee of $5,000 plus $250 for attendance at each Directors Meeting and Audit Committee Meeting.

                 BOARD OF DIRECTORS, COMMITTEES AND NOMINATIONS

         The principal committee of the Board of Directors is the Audit Committee. The functions of this committee include recommending the engaging and discharging of the Company's independent auditors, reviewing with the independent auditors the plan and results of the audit engagement, approving professional services provided by the independent auditors prior to the performance of such services, reviewing the range of audit and non-audit fees and reviewing the adequacy of the Company's system of internal accounting controls. The Audit Committee held one meeting during the past fiscal year. The members of the Audit Committee for fiscal year 1995 were Charles McManus, Jeffrey Kastner and Charles Kuhn.

         While there is no nominating committee, the entire Board selects nominees for election as directors and considers the performance of directors in determining whether to nominate them for re-election. In performing these functions, the Board considers any stockholder recommendations with respect to the composition of the Board. Any recommendation by a stockholder of a proposed candidate must be in writing, accompanied by a description of the proposed nominee's qualification and other relevant biographical information together with the consent of the proposed nominee to serve. The recommendation should be directed to the Board of Directors, Attention: Secretary, Flanigan's Enterprises, Inc., 2841 Cypress Creek Road, Fort Lauderdale, Florida, 33309.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company during the fiscal year ended September 30, 1995 to all of the Company's executive officers whose aggregate direct re-numeration exceeded $60,000, and to all executive officers as a group.

                             CASH COMPENSATION TABLE

         Name of individual                          Capacities in                      Cash compensation
         or number in group                          which served                           (1)(2)(3)
         ------------------                          -------------                      -----------------
Joseph G. Flanigan (2)(3)                   Chairman of the Board, Chief                     $150,000
                                            Executive Officer and President

Edward A. Doxey                             Treasurer                                          65,000

Others (2)                                                                                     70,000
                                                                                              -------
All Executive Officers
as a group (4)                                                                               $285,000

------------------
(1) This table does not include incidental personal benefits of a limited nature. Although the amount of such benefits and the extent to which they are related to job performance cannot be ascertained specifically, the Company has concluded that the aggregate amount does not exceed the lesser of $25,000 or 10% of the cash compensation disclosed above for any one person or all executive officers as a group.

(2) On June 3, 1987, the Company entered into an Employment Agreement with Joseph G. Flanigan effective January 1, through December 31, 1988 and subject to one year extensions unless either the Company or such executive shall have delivered a notice that the term will not be extended. This Agreement was approved by the Bankruptcy Court in the Company's reorganization proceedings and was ratified by stockholders at the Company's 1988 annual meeting (83% of the stockholders voting ratified the agreement), Mr. Flanigan receives a base salary of $150,000 and participates in a profit sharing program in the event the Company exceeds certain financial projections. As disclosed fully on page 3 of the Employment Agreement Mr. Flanigan is entitled to 10% of the cash flow of the Company's projections; provided, however, that the payment of such does not reduce the Company's cash position below its projected amounts. For the fiscal years ended September 29, 1990 and September 28, 1991 no bonus was earned under the Agreement. For the period ended October 3, 1992 a bonus of $148,000 was earned and for the period ended October 2, 1993 a bonus of $170,000 was earned.

    For the fiscal years ended October 1, 1994 and September 30, 1995 no bonus was earned under the Agreement. Payments under the Employment Agreement continue in the event of termination of his employment by reason of death or termination by the Company for reasons other than his breach of the Agreement, or in the event of his resignation upon (i) a failure by the Board to appoint or reappoint Mr. Flanigan to his present office, (ii) any material change by the Company in Mr. Flanigan's function, duties or responsibilities or (iii) a material change (25%) in the ownership of the Company due to an event not initiated by the Company.

    Subsequent to the end of fiscal year 1995, and prior to December 30, 1995, Mr. Flanigan exercised the option to purchase 93,092 shares of the Company's common stock, pursuant to the Employee Agreement, at $0.875 per share. The option price in the Employment Agreement had been reduced to $0.875 per share in December, 1989 and approved at the Company's 1990 Annual Meeting.

    The Employment Agreement further provides that in the event of a "change in control" of the Company, the term of the Agreement will continue for a period of three years thereafter, provided that any damages due Mr. Flanigan as a result of a change in control of the Company will be subordinate to the claims of the secured creditors in the Company's bankruptcy proceedings, whose damages would also be due in full. In the event of termination, Mr. Flanigan would be entitled to a maximum of $450,000.

(3) During the quarter ended March 28, 1992, the Board of Directors approved issuance of additional options to Joseph G. Flanigan to purchase up to 46,450 shares of the Company's common stock. The exercise price of $2.25 equaled the fair market value on the date of issuance. These options expire February 27, 1997.

    By written Resolution, dated January 12, 1994, the Board of Directors approved an amendment to the stock option granted Joseph G. Flanigan at the Annual Meeting of the Board of Directors, held on February 28, 1992, increasing the amount of the option price to $6.50 per share, which reflected in excess of 110% of the per share price of the Company's stock as of the close of business on January 12, 1994. The expiration date of the stock option was also extended through February 27, 2002. This action was approved by the stockholders at the Company's 1994 Annual Meeting.

(4) See "Related Party Transactions."

                           RELATED PARTY TRANSACTIONS

         In fiscal 1995, Walter L. McManus, Sr., former Vice Chairman, (together with his children; Castlewood and Co., a family owned Maryland partnership; and Castlewood Realty Company, Inc., a family owned Maryland Corporation) received an aggregate of $271,000 from the Company in lease rentals for three locations where they leased to the Company the land or building. The Company owed agreed to lease rejection damages of $138,000 to companies controlled by the former Vice Chairman of the Board, which are included in and payable pursuant to the Company's Plan of Reorganization.

         Certain of the officers and directors of the Company hold securities of a limited partnership in King of Prussia, Pennsylvania which is managed by the Company as General Partner for a management fee of 49% of the profits. The partnership interests of all said officers and directors represent 18.22% of the total invested capital of $960,000 in this limited partnership.

         Members of Mr. Flanigan's family own four units sold to them on a franchise basis in prior years. The terms of these sales were similar to one or more of the Company's other franchise sales. As a result of these sales, the Company had accounts receivable aggregating $86,000 from parties related to Mr. Flanigan at year-end. All such accounts were in good standing.

         During fiscal 1990, Mr. Flanigan acquired a 33.33% interest in one unit sold to his family on a franchise basis in prior years. Mr. James G. Flanigan, a member of the Board of Directors of the Company, is also a 33.33% owner of this unit and is the manager of the day-to-day operation of the same.

         The Company assigned the Lease Agreement for this unit to the franchisee, and vacated the sublease agreement which had been a part of the franchise purchase. With this transaction, the franchisee becomes responsible for all rent due under the Lease Agreement, while the Company received a fixed franchise fee equal to $70,000 per annum through the end of the fiscal year, in addition to the royalty contained in the franchise agreement.

         During fiscal 1990, Mr. Flanigan also became a 50% owner of a corporation which assumed management of the day-to-day operation of another unit sold to his family on a franchise basis in prior years. Mr. Flanigan became involved in the day-to-day operation of this unit during fiscal year 1995 on a limited basis.

         During fiscal year 1995, three of the four franchises purchased by members of Mr. Flanigan's family in prior years, whose franchise agreements expired during the past fiscal year, executed the Company's new franchise agreement for the continued operation of their restaurants under the "Flanigan's Seafood Bar and Grill" service mark or other service marks approved by the Company.

         During fiscal 1990, the Company completed a foreclosure to take one unaffiliated franchise back. This unit was sold pursuant to a private offering to a Subchapter S Corporation whose president is the Chairman and whose investors include three directors and members of the Chairman's family. This unit was managed by the Company through the end of fiscal year 1992. As of the end of fiscal year 1992, the Company was owed the sum of $86,000 representing losses funded by the Company through that date. In the first quarter of fiscal year 1993, the unit was operating profitably, but even without a management fee, the losses funded by the Company had only been reduced to $77,000. As a result, the Board of Directors agreed to purchase this unit from the group of investors for a purchase price equal to the original investment, ($300,000), the outstanding losses ($77,000) and the balance due on the promissory note given to the Company when the assets were purchased in June 1990, ($56,000). In purchasing this unit, the Board of Directors determined that the projected profitability will provide a fair return upon investment, whereas without this purchase, the Company would only have received its 4% management fee until the Subchapter S Corporation received its full investment back from this unit.

         During fiscal 1992, one unaffiliated franchisee expressed an interest in selling his unit or returning it to the Company pursuant to the terms of its franchise agreement and related documents. As a result of the substantial investment necessary to upgrade and renovate this unit, an affiliated group of investors formed a Subchapter S Corporation and purchased this unit from the franchisee. The shareholder interest of all officers and directors represents 42% of the total invested capital. The shareholder interest of the Chairman's family represents an additional 47.5% of the total invested capital. The Company continues to receive the same royalties, rent and mortgage payments as it had received from the unaffiliated franchisee.

         The Company paid or accrued $4,400 in fees to a service company owned by the husband of Mary C. Reymann during the past fiscal year.

         The Company paid or accrued legal fees to Mr. Kastner of $90,000 during the past fiscal year.

         See footnote (2) to the Cash Compensation table for a discussion of an Employment Agreement between the Company and its Chairman of the Board.

         Each of the above transactions was reviewed by the Board of Directors at the time made and were, in the opinion of management and the Board, entered into on terms which were no less favorable to the Company than could be obtained in similar transactions with disinterested third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of January 23, 1996, the names of persons who own of record, or are known by the Company to own beneficially, more than 5 percent of its Common Stock, and the beneficial ownership of all such stock as of that date by all officers and directors as a group. See footnote (2) and (3) to the Cash Compensation Table for a discussion of stock options granted to Mr. Flanigan.

                                                     Number of
         Name of Beneficial Owner                     Shares              Percentage
         ------------------------                    ---------            ----------
         Joseph G. Flanigan                            323,428               30.4
         Jeffrey D. Kastner                            100,500                9.4
         All Officers and Directors
         as a Group (ten in number)                    459,073               43.2

                              SELECTION OF AUDITORS

         The Company's Board of Directors has recommended Arthur Andersen & Co., independent certified public accountants as its auditors for fiscal year 1996. They have been the Company's accountants since 1968.

         During the fiscal year ended September 30, 1995, Arthur Andersen & Co. rendered audit services to the Company, including audit of its annual financial statements, review of reports on Form 10-KSB to the Securities and Exchange Commission and various other accounting matters. The Audit Committee approves audit services before they are rendered, approves the other professional services after each is rendered, and considers the possible effect of such services on the independence of such firm.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         The rules and regulations of the Securities and Exchange commission afford stockholders the right to submit proposals to the Company which the Company must then include in its proxy materials and which will voted on by stockholders at the Annual Meeting next ensuing. Under these regulations any stockholder desiring to submit a proposal to be voted on at the 1997 Annual Meeting of the Company must deliver the proposal to the Company no later than September 25, 1996.

                                  OTHER MATTERS

         As of the date of this proxy statement, the management does not intend to present, and has not been informed that any other person intends to present, any matters for action at the meeting other than those specifically referred to herein. If, however, any other matters are properly presented at the meeting it is the intention of the persons named in the proxies to vote the shares of stock represented thereby in accordance with their best judgment on such matters.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                 Mary C. Reymann
                                    Secretary

January 29, 1996

                                   P R O X Y


                           FLANIGAN'S ENTERPRISES INC.
             Proxy Solicited on Behalf of the Board of Directors of
                the Company for Annual Meeting February 23, 1996

The undersigned hereby constitutes and appoints Jeffrey D. Kastner and Mary C. Reymann, jointly and severally as his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Flanigan's Enterprises Inc. to be held at the Company's Executive Offices, 2841 Cypress Creek Road, Ft. Lauderdale, FL 33309 on Friday, February 23, 1996 at 10:00 A.M. and at any adjournments thereof on all matters coming before said meeting.


                          Dated:                                          , 1996
                          ------------------------------------------------------

                          ------------------------------------------------------

                          ------------------------------------------------------
                                        Signature of Stockholder

                                        This Proxy Must be Signed
                                      Exactly as Name Appears Hereon

                          Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

(Continued on other side)

(Please date and sign on reverse side)


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all Proposals.

1. ELECTION OF DIRECTORS.

   Nominees William Patton, Germaine M. Bell, Patrick J. Flanigan

   [ ] VOTE FOR all nominees listed (except as marked to the contrary below).

   [ ] VOTE WITHHELD from all nominees.

   Instruction: To withhold authority to vote for any individual nominee, write nominee's name below.

   -----------------------------------------------------------------------------

2. Vote to approve and ratify the selection of Arthur Andersen & Co., as independent auditors for the Company for the 1996 fiscal year.

                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. In their discretion, upon other matters as may properly come before the meeting.

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           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
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